EXHIBIT 8.1


                      Mays & Valentine, L.L.P. Letterhead
                               [FORM OF OPINION]



                                                                       04911.011

                               September __, 1998

Second National Financial Corporation            Virginia Heartland Bank
102 S. Main Street                               4700 Harrison Road
P. O. Box 71                                     P. O. Box 7267
Culpeper, Virginia  22701-0071                   Fredericksburg, Virginia  22408

            Tax Opinion Regarding Merger of Virginia Heartland Bank
                 With and Into Virginia Heartland Interim Bank
                 Formed by Second Nation Financial Corporation

Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed merger of Virginia Heartland Bank, a Virginia banking corporation (the "Bank"), into Virginia Heartland Interim Bank, a recently-organized interim Virginia banking association (the "Interim Bank"), pursuant to the terms and conditions of the Agreement and Plan of Reorganization and Plan of Merger, dated April 18, (the "Agreement"), between the Bank and Second National Financial Corporation, a bank holding company organized under the laws of Virginia (the "Holding Company").

                               I. The Transaction

                  Pursuant to the Agreement and subject to various regulatory approvals, the Bank will be merged with and into the Interim Bank under the charter of the latter and in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act, Sections 13.1-716 et seq. (the "Merger"). The bank resulting from the Merger will be a wholly-owned subsidiary of the Holding Company and will conduct its business in substantially the same manner as the Bank had done before the Merger.

                  At the effective date of the Merger, each outstanding share of common stock of the Bank ("Bank Stock") will be exchanged for and converted into
1.15 shares of common stock of the Holding Company ("Holding Company Stock"). Cash will be paid in lieu of fractional shares.

                                 II. Examination

                  In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

                  As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and in the Registration Statement on Form S-4 filed by the Holding Company and dated on or about June 19, 1998, furnished to the shareholders of the Bank and the Holding Company in connection with the solicitation of proxies to be used at the shareholders' meetings called to approve the Agreement, as well as the representations recited in Section III hereof.

                        III. Additional Representations

                  In  connection  with  the  proposed   Merger,   the  following
additional representations have been made by officers of the Bank and the Holding Company:

                  A. The exchange ratio of Holding Company Stock to outstanding Bank Stock is the result of arm's length bargaining. Accordingly, the fair market value of Holding Company Stock to be received by the Bank's shareholders will be approximately equal to the fair market value of Bank Stock surrendered in exchange therefor.

                  B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's shareholders to sell or otherwise dispose of Holding Company Stock to be received by them in the Merger that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all the Bank Stock held by Bank shareholders on the effective date of the Merger. For purposes of this representation, shares of Bank Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Stock will be treated as outstanding Bank Stock on the effective date of the Merger. Moreover, shares of Bank Stock and shares of Holding Company Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                  C. In the proposed Merger, the Bank will transfer to the Interim Bank assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the Merger. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the Merger, will be included as assets of the Bank held immediately prior to the Merger.

                  D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank to be transferred to the Interim Bank in the proposed Merger, except for dispositions made in the ordinary course of business.

                  E. Each party to the Merger will pay its own expenses, if any, incurred in connection with the transaction.

                  F. After consummation of the Merger, the Interim Bank either will continue the historic business of the Bank in substantially the same manner as the Bank had done before the Merger, but as a wholly-owned subsidiary of the Holding Company, or will use a significant portion of the historic business assets of the Bank in a business.

                  G. There is no plan or intention for the Holding Company to liquidate the Interim Bank, to merge the Interim Bank into another corporation, or to sell or otherwise dispose of the stock in the Interim Bank, nor is there any plan or intention for the Holding Company to redeem or otherwise acquire any of its stock to be issued in the proposed transaction, although the Board of Directors of the Holding Company has authorized the Holding Company to make periodic repurchases of its stock in the open market, for various corporate purposes, in the ordinary course of business from time to time.

                  H. There is no plan or intention for the Interim Bank to issue additional shares of its stock that would result in Holding Company losing control of Interim Bank within the meaning of Section 368(c)(1) of the Code.

                  I. The liabilities of the Bank to be assumed by the Interim Bank in the proposed transaction were incurred in the ordinary course of business and are associated with the assets to be transferred.

                  J. There is no intercorporate indebtedness existing between or among the Holding Company, the Bank and the Interim Bank that was issued, acquired, or will be settled at a discount.

                  K. The fair market value of the assets of the Bank to be transferred to the Interim Bank will each equal or exceed the sum of the liabilities to be assumed by the Interim Bank plus the amount of liabilities to which the assets are subject.

                  L. No dividends or other distributions will be made with respect to any Bank Stock before the proposed Merger, except for regular, normal distributions.

                  M. None of the shares of Holding Company stock and no other property received by a shareholder-employee in exchange for Bank Stock pursuant to the Merger is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

                  N. No two arties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  O. The Bank is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  P. No Stock of the Interim Bank will be issued in the Merger.

                  Q. Cash paid to Bank shareholders in lieu of issuing fractional shares will be paid solely for the purpose of saving the expense and inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent a mechanical rounding off of the number of shares of Holding Company Stock to be issued to Bank shareholders.

                                  IV. Opinion

                  Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this opinion and the date the Merger is completed, we are of the opinion that for federal income tax purposes:

                  1. The Merger will constitute and qualify as a reorganization within the meaning of the Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, to which the Bank, the Interim Bank and the Holding Company will each be a party;


                  2. No gain or loss will be recognized by the shareholders of the Bank who receive solely Holding Company Stock in exchange for their shares of Bank Stock;

                  This opinion is made in connection with the Merger and is solely for the benefit of the Holding Company, the Interim Bank, the Bank and the Bank's shareholders. It may not be relied upon in any other manner or by any other person.

                                                     Very truly yours,